Exhibit 4.6

THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.  IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION THE COMPANY RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE AND THE INDEBTEDNESS, RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, THE “SUBORDINATION AGREEMENT”) DATED AS OF FEBRUARY 21, 2019, AMONG THE COMPANY (AS DEFINED BELOW), CAP 1 LLC, AS AGENT FOR HOLDER AND ALL OTHER HOLDERS (AS DEFINED IN THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW)), AND MIDCAP FINANCIAL TRUST, AS ADMINISTRATIVE AGENT FOR THE LENDERS (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND THE HOLDER OF THIS NOTE, AND EACH FUTURE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

SENIOR SUBORDINATED CONVERTIBLE NOTE

Issuance Date: March 1, 2019	Principal: U.S. $37,500,000

FOR VALUE RECEIVED, OCULAR THERAPEUTIX, INC., a Delaware corporation (the “Company”), hereby promises to pay to CAP 1 LLC, or its registered assigns (the “Holder”) the principal amount of THIRTY SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($37,500,000) pursuant to, and in accordance with, the terms of that certain Note Purchase Agreement, dated as of February 21, 2019, by and among the Company and the Purchasers set forth on Schedule 1 thereto (together with all exhibits and schedules thereto and as may be amended, restated, modified and supplemented from time to time, the “Note Purchase Agreement”).  The Company hereby promises to pay accrued and unpaid Interest (as defined below) as set forth below.  This Senior Subordinated Convertible Note (including all Senior Subordinated Convertible Notes issued in exchange, transfer or replacement hereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of the Senior Subordinated Convertible Notes issued pursuant to the Note Purchase Agreement (collectively, including all Senior Subordinated Convertible Notes issued in exchange, transfer or replacement thereof, and as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time, the “Notes”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement.

1.                                      Definitions.

(a)                                 Certain Defined Terms.  For purposes of this Note, the following terms shall have the following meanings:

(i)                                     “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.  As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

(ii)                                  “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law, regulation or executive order to close or be closed.

(iii)                               “Cash Settlement” shall have the meaning set forth in Section 4(e)(i).

(iv)                              “Combination Settlement” shall have the meaning set forth in Section 4(e)(i).

(v)                                 “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(vi)                              “Conversion Amount” means the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

(vii)                           “Conversion Date” means any of a Corporate Transaction Conversion Date or a Holder Conversion Date.

(viii)                        “Conversion Notice” shall have the meaning set forth in Section 4(a).

(ix)                              “Conversion Price” means, as of any date, $1,000, divided by the Conversion Rate as of such date.

(x)                                 “Conversion Rate” means, initially 153.8462 Shares per $1,000 principal amount of the Notes, subject to adjustment, and to the settlement provisions, as provided in this Note.

(xi)                              “Conversion Shares” means the Shares issued or issuable upon the conversion of the Note.

(xii)                           “Corporate Transaction” means any of the following events occurring prior to or on the Maturity Date: (1) except as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or its Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock; (2) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or solely a change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (other than a transaction described in clause (B) below), (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets, or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than one of the Company’s direct or indirect wholly-owned subsidiaries; provided, however, that neither (i) a transaction described in clause (A) or (B) in which the holders of all classes of the Company’s capital stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of the capital stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (ii) any merger or consolidation of the Company solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity shall be deemed a Corporate Transaction; or (3) the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).  A transaction or transactions described in clause (2) above shall not constitute a Corporate Transaction if at least 90% of the consideration received or to be received by the holders of Common Stock, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights.

(xiii)                        “Corporate Transaction Conversion Date” means the date of delivery of a Corporate Transaction Conversion Notice pursuant to Section 4(b).

(xiv)                       “Corporate Transaction Conversion Notice” shall have the meaning set forth in Section 4(b).

(xv)                          “Corporate Transaction Notice” means a notice specifying that a Corporate Transaction has occurred, the material terms and conditions of the Corporate Transaction and specifying the Repurchase Date.

(xvi)                       “Corporate Transaction Repurchase Date” shall have the meaning set forth in Section 13.

(xvii)                    “Corporate Transaction Repurchase Notice” shall have the meaning set forth in Section 13.

(xviii)                 “Corporate Transaction Repurchase Option” shall have the meaning set forth in Section 13.

(xix)                       “Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Observation Period, 5.0% of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP on such Trading Day.

(xx)                          “Daily Measurement Value” means the Specified Dollar Amount, if any, divided by 20.

(xxi)                       “Daily Settlement Amount,” for each of the 20 consecutive Trading Days during the Observation Period, shall consist of:

(a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and

(b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of Shares equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

(xxii)                    “Daily VWAP” means, for each of the 20 consecutive Trading Days during the applicable Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OCUL <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).  The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(xxiii)                 “Dollars” or “$” means United States Dollars.

(xxiv)                “Effective Date” shall have the meaning set forth in Section 4(c)(ii).

(xxv)                   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xxvi)                “Holder Conversion Date” means the date of delivery of a Conversion Notice pursuant to Section 4(a).

(xxvii)             “Interest” means any interest accrued on the Principal pursuant to the terms of this Note and the Note Purchase Agreement.

(xxviii)          “Issuance Date” means March 1, 2019, regardless of any exchange or replacement hereof.

(xxix)                “Last Reported Sale Price” of the Common Stock (or any other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

(xxx)                   “Make-Whole Consideration” shall have the meaning set forth in Section 4(c)(i).

(xxxi)                “Maturity Date” means March 1, 2026.

(xxxii)             “Notice of Optional Redemption” shall have the meaning set forth in Section 3(b).

(xxxiii)          “Observation Period” with respect to any Note surrendered for conversion means: (i) subject to clause (ii) below, the 20 consecutive Trading Days beginning on, and including, the 22nd Scheduled Trading Day immediately preceding the Conversion Date and (ii) if the relevant Conversion Date occurs on the second Trading Day immediately preceding the Maturity Date, the 20 consecutive Trading Days beginning on, and including, the 22nd Scheduled Trading Day immediately preceding the Maturity Date.

(xxxiv)         “Optional Redemption” shall have the meaning set forth in Section 3(a).

(xxxv)            “Optional Redemption Date” shall have the meaning set forth in Section 3(b).

(xxxvi)         “Optional Redemption Price” means, for any Notes, or portion thereof, to be redeemed pursuant to Section 3(a), 100% of the Principal amount of such Notes, or portion thereof, plus accrued and unpaid Interest, if any, to, but excluding, the Optional Redemption Date.

(xxxvii)      “Ownership Cap” shall have the meaning set forth in Section 4(a).

(xxxviii)   “Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or a political subdivision thereof.

(xxxix)         “Physical Settlement” shall have the meaning set forth in Section 4(e)(i).

(xl)                              “Principal” means the outstanding principal amount of this Note as of any date of determination.

(xli)                           “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Agreement Agreement, shall be the Nasdaq Global Market.

(xlii)                        “Repurchase Consideration” shall have the meaning set forth in Section 13.

(xliii)                     “Required Note Holders” means Holders of more than 50% of the aggregate principal amount of the Notes outstanding.

(xliv)                    “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(xlv)                       “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the Principal Trading Market or the other principal securities exchange or other securities market or quotation system on which the Common Stock is then being traded.  If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

(xlvi)                    “SEC” means the Securities and Exchange Commission.

(xlvii)                 “Securities Act” means the Securities Act of 1933, as amended.

(xlviii)              “Settlement Amount” shall have the meaning set forth in Section 4(e)(i).

(xlix)                    “Settlement Notice” shall have the meaning set forth in Section 4(e)(i).

(l)                                     “Shares” means shares of Common Stock.

(li)                                  “Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the notice specifying the Company’s chosen settlement method.

(lii)                               “Stock Price” shall have the meaning set forth in Section 4(c)(iii).

(liii)                            “Trading Day” means any day on which the Common Stock is traded for any period on the Principal Trading Market or the other principal securities exchange or other securities market or quotation system on which the Common Stock is then being traded.

(liv)                           Trading Market” means whichever of the New York Stock Exchange, the NYSE Alternext (formerly the American Stock Exchange), the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(lv)                              “Transfer Delivery Period” shall have the meaning set forth in Section 12(b).

2.                                      Payment Terms; Maturity.  Simple interest on the unpaid principal balance of this Note will accrue at the rate of 6.0% per annum. Accrual of interest will commence on the Issuance Date, will continue until this Note is fully paid, and will be payable in a single installment at maturity as set forth below. The interest rate will be computed on the basis of the actual number of days elapsed in a 365-day year. If not sooner redeemed pursuant to Section 3, converted pursuant to Section 4 or repurchased pursuant to Section 13, the entire unpaid principal balance, together with all accrued but unpaid Interest, will be due and payable in cash on March 1, 2026. All payments of Interest and Principal will be made in lawful money of the United States of America and will be made pro rata among all Holders, without any deduction by way of set-off, counterclaim, or otherwise. All payments will be applied first to Interest and thereafter to Principal. All payments will be made to the Holders at their respective addresses set forth in the Agreement or at such other address as is provided in writing to the Company.

3.                                      Redemption.

(a)                                 This Note shall not be redeemable by the Company prior to March 1, 2022. On and after March 1, 2022, the Company may, at its option, redeem (an “Optional Redemption”) for cash all or any portion of this Note, at the Optional Redemption Price, if the Last Reported Sale Price of the Common Stock has been at least 130% of the Conversion Rate then in effect for at least twenty (20) Trading Days (whether or not consecutive) during any thirty (30) consecutive Trading Day period (including the last Trading Day of such period) ending on, and including, the Trading Day immediately preceding the date on which the Company provides the Notice of Optional Redemption (as defined below) in accordance with this Section 3(b).

(b)                                 In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of this Note pursuant to Section 3(a), the Company shall give the Holder fifteen (15) Business Days’ prior written notice of any such Optional Redemption (the “Notice of Optional Redemption”) and shall fix a date for redemption (the “Optional Redemption Date”). Upon receipt of a Notice of Optional Redemption, the Holder may surrender all or any portion of their Notes for conversion pursuant to Section 4(a) at any time prior to the close of business on the Scheduled Trading Day immediately preceding the Optional Redemption Date.  After that time, the right to convert shall expire, unless the Company defaults in the payment of the Optional Redemption Price, in which case the Holder may convert its Notes until the Optional Redemption Price has been paid or duly provided for. If fewer than all of the outstanding Notes are to be redeemed, the Company shall redeem the Notes on a pro rata basis among all Holders.  If any Note selected for partial redemption is submitted for conversion pursuant to Section 4(a) in part after such selection, the portion of the Note submitted for conversion shall be deemed (so far as may be possible) to be the portion selected for redemption.

4.                                      Conversion Rights.  This Note may be converted on the terms and conditions set forth in this Section 4.

(a)                                 Conversion at Option of the Holder.  On or after the date hereof and prior to the second Trading Day immediately preceding the Maturity Date, the Holder shall be entitled to convert all or any part of the Principal (if the portion to be converted is $1,000 principal amount or an integral multiple in excess thereof) in accordance with Section 4(e) at the Conversion Rate.  Notwithstanding anything herein to the contrary, the Company shall not issue to the Holder, and the Holder may not acquire, a number of Shares upon conversion of this Note and the Company shall not otherwise issue any Shares pursuant hereto or the Note Purchase Agreement, to the extent that, (i) upon such conversion, the number of Shares then beneficially owned by the Holder and its Affiliates and any other Persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including any shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 19.99% of the total number of Shares issued and outstanding (the “Ownership Cap”) or (ii) such issuance, when aggregated with any other Shares theretofore or simultaneously therewith issued to or otherwise beneficially owned by the Holder and its Affiliates and any other Persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including any shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would otherwise result in a “change of control” of the Company within the meaning of Nasdaq Listing Rule 5635(b).  For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act.  Upon the written request of the Holder, the Company shall, within two (2) Business Days, confirm orally and in writing to the Holder the number of Shares then outstanding.  Notwithstanding anything herein to the contrary, the Company shall have no obligation to the Holder to pay the value of the Conversion Shares in cash. To exercise a Conversion pursuant to this Section 4(a) on any Holder Conversion Date, the Holder shall transmit by electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company as set forth in the Note Purchase Agreement.

(b)                                 Corporate Transaction Conversion. If a Corporate Transaction occurs at any time, the Holder shall have the right and option, but not the obligation, to convert all of the unpaid Principal at the Conversion Rate and receive a cash payment equal to (i) the outstanding accrued but unpaid Interest under this Note to, but excluding, the Corporate Transaction Conversion Date (to the extent such date occurs prior to the Maturity Date) plus (ii) the Make-Whole Consideration as described in Section 4(c) as full and complete satisfaction of all obligations under this Note. The Company will provide a Corporate Transaction Notice in no event later than fifteen (15) Business Days from when the Company first becomes aware of such a Corporate Transaction. The Holder may elect a conversion pursuant to this Section 4(b) by delivering a written notice of its election to exercise its conversion right (the “Corporate Transaction Conversion Notice”) not more than ten (10) Business Days after receiving the Corporate Transaction Notice. Such Corporate Transaction Conversion Notice will be binding upon delivery and will constitute an irrevocable election by the Holder.

(c)                                  Make-Whole Consideration.

(i)                   If a Corporate Transaction occurs prior to the Maturity Date, and the Holder elects to convert its Notes in connection with such Corporate Transaction, the Company shall, under the circumstances described below, include as additional consideration an additional cash payment for the Notes so surrendered for conversion (the “Make-Whole Consideration”), as described below.

(ii)                The amount of Make-Whole Consideration, if any, shall be determined by reference to the table below, based on the date on which the Corporate Transaction occurs (each, the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Corporate Transaction.  The Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Corporate Transaction.

(iii)             The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted.  The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

(iv)            The following table sets forth the amount of Make-Whole Consideration per $1,000 principal amount of Notes pursuant to this Section 4(c) for each Stock Price and Effective Date set forth below:

	Stock Price
Effective Date	$3.61	$4.00	$5.00	$6.50	$7.00	$8.45	$10.00	$15.00	$20.00	$25.00	$50.00	$75.00
March 1, 2019	$444.61	$428.91	$387.36	$289.90	$282.77	$250.99	$224.63	$166.50	$135.17	$116.54	$58.39	$0.00
March 1, 2020	$444.61	$422.82	$365.85	$250.07	$243.92	$216.51	$193.77	$143.63	$116.60	$100.53	$50.37	$0.00
March 1, 2021	$444.61	$416.74	$344.34	$210.24	$205.08	$182.03	$162.91	$120.75	$98.03	$84.52	$42.34	$0.00
March 1, 2022	$444.61	$410.65	$322.82	$170.42	$166.23	$147.55	$132.05	$97.88	$79.46	$68.51	$34.32	$0.00
March 1, 2023	$444.61	$404.57	$301.31	$130.59	$127.38	$113.06	$101.19	$75.00	$60.89	$52.50	$26.30	$0.00
March 1, 2024	$444.61	$398.48	$279.80	$90.76	$88.53	$78.58	$70.33	$52.13	$42.32	$36.49	$18.28	$0.00
March 1, 2025	$444.61	$392.39	$258.28	$50.94	$49.68	$44.10	$39.47	$29.25	$23.75	$20.47	$10.26	$0.00
March 1, 2026	$444.61	$384.61	$230.76	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(v)               The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(A)             if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the amount of Make-Whole Consideration shall be determined by a straight-line interpolation between the amount of Make-Whole Consideration set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(B)             if the Stock Price is greater than $75.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (iii) above), no Make-Whole Consideration shall be payable; and

(C)             if the Stock Price is less than $3.61 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (iii) above), no Make-Whole Consideration shall be payable.

Notwithstanding the foregoing, in no event shall the amount of Make-Whole Consideration per $1,000 principal amount of Notes exceed $444.61.

(d)                                 Conversion Rate Adjustment.  If the Company shall, at any time or from time to time, (A) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock), (B) subdivide the outstanding Common Stock into a larger number of Shares, (C) combine the outstanding Common Stock into a smaller number of shares of its Common Stock, or (D) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Conversion Rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be adjusted so that the Holder of this Note upon conversion after such date shall be entitled to receive the aggregate number and kind of shares of capital stock which, if this Note had been converted immediately prior to such date (without regard to the Ownership Cap), such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.  Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification.  Such adjustment shall be made successively whenever any event listed above shall occur.  If a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) is declared and such dividend is not paid, the Conversion Rate shall again be adjusted to be the Conversion Rate, in effect immediately prior to such record date (giving effect to all adjustments that otherwise would be required to be made pursuant to this Section 4(d) from and after such record date).

(e)                                  Mechanics of Conversion.  The conversion of this Note shall be conducted in the following manner:

(i)                                     Settlement Method.  Upon conversion of this Note pursuant to Section 4(a) or Section 4(b), the Company shall pay or deliver, as the case may be, to the Holder, in respect of each $1,000 principal amount of Notes being converted, (A) cash (“Cash Settlement”), (B) Shares, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock (“Physical Settlement”), or (C) a combination of cash and Shares, together with cash, if applicable, in lieu of delivering any fractional Shares (“Combination Settlement”), at its election, in each case plus a cash payment for accrued and unpaid Interest to, but excluding, the date of settlement. In respect of any Conversion Date, the Company shall deliver a notice (the “Settlement Notice”) of the relevant settlement method in respect of such Conversion Date, the Company shall deliver such Settlement Notice to converting Holders no later than the close of business on the Trading Day immediately following the relevant Conversion Date.  If the Company does not elect a settlement method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement and the Company shall be deemed to have elected Combination Settlement, and the Specified Dollar Amount per $1,000 principal amount of Notes shall be equal to $1,000.  Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes.  If the Company delivers a Settlement Notice electing Combination Settlement but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000. The cash, Shares (and cash in lieu of any fractional shares) or a combination of cash and Shares in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A)             if the Company elects to satisfy such conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of Shares equal to the Conversion Rate in effect on the Conversion Date;

(B)             if the Company elects to satisfy such conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the twenty (20) consecutive Trading Days during the related Observation Period; and

(C)             if the Company elects to satisfy such conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the twenty (20) consecutive Trading Days during the related Observation Period.

The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the applicable Observation Period.  Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Holder of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional Shares.

(ii)                                  Dispute Resolution.  In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Rate or the Make-Whole Consideration, the Company shall issue to the Holder the number of Conversion Shares and the amount of cash that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via electronic mail within two (2) Business Days of receipt or deemed receipt of the Holder’s Conversion Notice or other date of determination.  If the Holder and the Company are unable to agree upon the determination of the Conversion Price or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment banking firm agreed to by the Company and the Required Note Holders, or (B) the disputed arithmetic calculation of the Conversion Rate or the Make-Whole Consideration to the

Company’s independent registered public accounting firm, as the case may be.  The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iii)                               Record Holder.  The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of this Note shall be treated for all purposes as the legal and record holder or holders of such Shares upon delivery of the Conversion Notice via electronic mail or otherwise in accordance with the terms hereof.

(iv)                              Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless all of the Principal is being converted or redeemed.  The Holder and the Company shall maintain records showing the Principal converted or redeemed and the dates of such conversions or redemptions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon any such partial conversion or redemption.  Notwithstanding the foregoing, if this Note is converted or redeemed as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder may request, representing in the aggregate the remaining Principal represented by this Note.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion or redemption of any portion of this Note, the Principal of this Note may be less than the principal amount stated on the face hereof.

(f)                                   Legends.

(i)                                     Restrictive Legend.  The Holder understands that until such time as this Note or the Conversion Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Note and the Conversion Shares, as applicable, may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“[THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY][THESE SHARES OF COMMON STOCK] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE [SECURITIES][COMMON STOCK] MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. IN THE CASE OF A

TRANSACTION EXEMPT FROM REGISTRATION THE COMPANY RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

5.                                      Repurchase at Holder’s Option Upon a Corporate Transaction.

(a)                                 Generally.  If a Corporate Transaction occurs at any time, the Holder shall have the right and option, but not the obligation, to cause the Company to purchase on the Corporate Transaction Repurchase Date (as defined below) all or any portion of the unpaid Principal amount of this Note (the “Corporate Transaction Repurchase Option”) that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date specified by the Company (the “Corporate Transaction Repurchase Date”) that is not less than fifteen (15) Business Days following the date of the Corporate Transaction Notice for a purchase price in cash (the “Repurchase Consideration”) equal to the sum of: (i) 100% of the Principal amount of this Note to be purchased; plus (ii) accrued and unpaid Interest thereon, to but excluding the Repurchase Date (to the extent such date occurs prior to the Maturity Date).

(b)                                 Required Notices.  The Company shall promptly provide the Holder with the Corporate Transaction Notice, but in no event later than fifteen (15) Business Days from when the Company first becomes aware of such a Corporate Transaction.  The Holder may deliver to the Company written notice of its election to exercise its repurchase right (the “Corporate Transaction Repurchase Notice”) on or before the close of business on the Business Day immediately preceding the Corporate Transaction Repurchase Date.

(c)                                  Payment of Consideration.  The Company shall pay to the Holder on the Corporate Transaction Repurchase Date, the Repurchase Consideration by wire transfer of immediately available funds against the delivery to the Company of this Note, and this Note shall be cancelled and retired; provided, however, that if only a portion of the principal amount of this Note is being purchased, then the Company shall, concurrently with such delivery, duly execute and deliver to the Holder a new Note of the same tenor as this Note, but with a principal amount equal to the principal amount of the portion of this Note not being purchased. Notwithstanding the foregoing, in the event that a Holder exercises the Corporate Transaction Repurchase Option and the Company fails to pay the Repurchase Consideration in full due to the Company maintaining insufficient funds to pay such Repurchase Consideration, (i) this Note and the then outstanding Principal plus all accrued and unpaid Interest thereon shall remain outstanding until the date the Holder receives the Repurchase Consideration in full, (ii) Interest on the Principal shall continue to accrue (up until the Holder receives the Repurchase Consideration in full) and (iii) the Holder shall maintain all of its rights and remedies under the Note Documents.

6.                                      No Rights as a Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

7.                                      Voting Rights.  Except as required by law, the Holder shall have no voting rights with respect to any of the Conversion Shares until delivery of the Conversion Shares.

8.                                      Amendment; Waiver.  The terms and provisions of this Note shall not be amended or waived except in a writing signed by the Company and the Holder.

9.                                      Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Note Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.                               Specific Shall Not Limit General; Construction.  No specific provision contained in this Note shall limit or modify any more general provision contained herein.  This Note shall be deemed to be jointly drafted by the Company and all purchasers of Notes pursuant to the Note Purchase Agreement and shall not be construed against any Person as the drafter hereof.

11.                               Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

12.                               Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.1 of the Note Purchase Agreement.

13.                               Restrictions on Transfer.

(a)                                 Registration or Exemption Required.  This Note has been issued in a transaction exempt from the registration requirements set forth under the Securities Act. None of the Note or the Conversion Shares may be pledged, transferred, sold, assigned, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an exemption to the registration requirements of the Securities Act and applicable state laws.

(b)                                 Assignment; Transfer.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. The Holder may sell, assign, pledge or otherwise transfer this Note if: (i) the Holder shall have delivered three (3) days’ prior written notice to the Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the Person or Persons to whom the

Note shall be assigned and the respective principal amount of the Note to be assigned to each assignee; (ii) other than in the case of an assignment or transfer pursuant to an effective registration statement filed with the SEC covering the disposition of this Note or pursuant to Rule 144, the Holder shall have delivered to the Company a legal opinion reasonably acceptable to the Company to the effect that the Note to be transferred may be transferred pursuant to an exemption from registration under the Securities Act; and (iii) the Holder shall have otherwise complied with Section 6.6 of the Note Purchase Agreement. The Company shall effect the assignment within three (3) Business Days (the “Transfer Delivery Period”), and shall deliver to the assignee(s) designated by the Holder a Note or Notes of like tenor and terms for the appropriate principal amount. This Note and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Holder. The provisions of this Note are intended to be for the benefit of all Holders from time to time of this Note, and shall be enforceable by any such Holder. The Ownership Cap shall remain in place upon assignment of this Note.

14.                               Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (b) an attorney is retained to represent the Holder in any bankruptcy, reorganization, or receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action, including reasonable attorneys’ fees and disbursements.

15.                               Cancellation.  After all Principal, Interest and other amounts at any time owed under, or on account of, this Note have been paid in full or converted in accordance with the terms hereof, this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

16.                               Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

17.                               Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the choice of law principles thereof. The Company agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and federal courts sitting in the City of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified United States mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under the Note Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

18.                               Interpretative Matters.  Unless the context otherwise requires, (a) all references to Sections or Exhibits are to Sections or Exhibits contained in or attached to this Note, (b) each accounting term not otherwise defined in this Note has the meaning assigned to it in accordance with generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Note shall be by way of example rather than limitation. If a stock split, stock dividend, stock combination or other similar event occurs during any period over which an average price is being determined, then an appropriate adjustment will be made to such average to reflect such event.

19.                               Execution.  A PDF or other reproduction of this Note may be delivered by the Company, and an executed copy of this Note may be delivered by the Company by e-mail or other similar electronic transmission device pursuant to which the signature of or on behalf of the Company can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. The Company hereby agrees that it shall not raise the execution of PDF or other reproduction of this Note, or the fact that any signature was transmitted by e-mail or other similar electronic transmission device, as a defense to the Company’s execution of this Note. Notwithstanding the foregoing, the Company shall be required to deliver an originally executed Note to the Holder.

20.                               Subordination Agreement.  Each Holder of this Note, whether the initial Holder on the date hereof or any subsequent Holder by assignment or other transfer, acknowledges and agrees that the repayment of this Note and such Holder’s rights and remedies hereunder, are in all respects subject to the terms of the Subordination Agreement.  Each Holder further (a) acknowledges that it has received a copy of the Subordination Agreement and agrees to be bound thereby as if an original signatory thereto as a “Subordinated Creditor” and (b) irrevocably appoints, designates and authorizes Cap 1 LLC, or its assignee, as Subordinated Agent to take such action or refrain from taking any action on its behalf under the provisions of the Subordination Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

COMPANY:

OCULAR THERAPEUTIX, INC.

By:	/s/ Donald Notman
Name:	Donald Notman
Title:	Chief Financial Officer

Exhibit A

CONVERSION NOTICE

Reference is made to the Senior Subordinated Convertible Note (the “Note”) of OCULAR THERAPEUTIX, INC., a Delaware corporation (the “Company”), in the original principal amount of $37,500,000.  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted at the Conversion Price (as defined in the Note):

Principal, applicable thereto, to be converted:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Email Address:

Authorization:
By:
Title:

Dated:

DTC Participant Number and Name (if electronic book entry transfer):

Account Number (if electronic book entry transfer):

Exhibit B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Note)

FOR VALUE RECEIVED, the undersigned holder of the attached Senior Subordinated Convertible Note (the “Note”) hereby sells, assigns and transfers unto the person or persons below named the right to receive the principal amount of $             from Ocular Therapeutix, Inc., a Delaware corporation, evidenced by the attached Note and does hereby irrevocably constitute and appoint                       attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated: , 20[ ]
Signature

Fill in for new registration of Note:

Name

Address

Please print name and address of assignee (including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Note in every particular, without alteration or enlargement or any change whatsoever.